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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                               EXHIBIT 99.1
                                                                   ------------


NEWS                                                              [COOPER LOGO]
RELEASE



FOR IMMEDIATE RELEASE
April 23, 1997

Contacts:         Sharon Newquist                    Phyllis Piano
                  (713) 209-8578                     (713) 209-8415


COOPER INDUSTRIES REPORTS NET INCOME UP 25%
First-quarter share earnings up 20%

HOUSTON, April 23 -- Fully diluted share earnings of Cooper Industries, Inc. (NYSE-CBE) for the first quarter of 1997 rose 20% to 67 cents from 56 cents in 1996. Revenues increased to $1.32 billion in 1997 from $1.29 billion in the first quarter of 1996. First-quarter earnings before taxes rose to $125.3 million, up 19% from $105.7 million in the same period of 1996. Net income increased 25% to $77.7 million in the first quarter of 1997 from $62.1 million in the comparable period of 1996.
         "We're off to a good start for 1997, with strong first-quarter results," reported Chairman, President and Chief Executive Officer H. John Riley, Jr. "Despite a weak European economy that affected all of our businesses, we posted our tenth consecutive quarter of year-to-year earnings increases.
         "In addition, we significantly strengthened our balance sheet by reducing our debt. This lowered the company's interest expense and gives us greater resources to grow our business," Riley said.
         During the quarter, Cooper also had a lower effective tax rate than the comparable period of 1996. The company expects to benefit from this lower tax rate throughout the year.
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Cooper Industries, Inc.                                                 Page 2


         The Electrical Products segment recorded solid revenue gains. Significant increases from North American sales of fuses, power equipment and lighting more than offset the effect that a soft European economy had on the circuit protection and enclosure businesses.
         Tools & Hardware revenues were flat, but in-line with expectations. Sales remained strong for power tool products, particularly to customers in the aerospace and automotive industries, while demand for hand tools and window treatment products was off in both North America and Europe.
         Revenues in the Automotive Products segment were off slightly, due to a continued sluggish domestic and European aftermarket. In addition, sales were down for wiper blades and temperature control system components because of less severe weather in the first quarter of 1997 compared with the same period last year. Meanwhile, demand was up for automotive lighting and brake components.
         Also during the quarter, Cooper made important progress in strengthening its financial flexibility. The company reduced its debt-to-total capital ratio to 46% from a high of 56% early in the first quarter of 1996. "Improved working capital turnover and the successful partial call of the company's 7.05% Convertible Subordinated Debentures were major contributors," explained Riley. "Yesterday, Cooper announced a call for the remaining $194 million of our 7.05% debentures. We expect this and other actions to further strengthen our balance sheet as the year progresses.
         "Going forward, our strong first-quarter results position us well for the remainder of 1997. While we have some concerns about the domestic economy and the anticipated recovery in Europe, we expect 1997 will be a very good year for Cooper Industries," Riley concluded.
         Comparisons of 1997 and 1996 first-quarter results appear on the following page.
                                     -------
         Cooper Industries, with 1996 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.

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Cooper Industries, Inc.                                                 Page 3

                       CONSOLIDATED RESULTS OF OPERATIONS

                                 Three Months Ended March 31,         % Change
                                ------------------------------        --------
                                  1997                1996
                                ---------           ----------
                                (in millions where applicable)

Revenues:
   Electrical Products          $  612.7            $   574.5           6.6%
   Tools & Hardware                235.7                236.3          -0.3%
   Automotive Products             470.5                480.9          -2.2%
                                --------             --------
      Total Revenues             1,318.9              1,291.7           2.1%
                                --------             --------

Cost of sales                      905.7                897.1           1.0%
Selling & administrative expenses  240.8                244.5          -1.5%
Goodwill amortization               16.0                 16.2          -1.2%
Other(income)expense, net            1.5                 (9.4)       -116.0%
Interest expense                    29.6                 37.6         -21.3%
                                --------             --------

   Income Before Income Taxes      125.3                105.7          18.5%

Income Taxes                        47.6                 43.6           9.2%
                                --------             --------

   Net Income                   $   77.7             $   62.1          25.1%
                                ========             =========

Net Income Per Common Share:
      Primary                   $    .71             $    .58          22.4%
      Fully Diluted(1)          $    .67             $    .56          19.6%

Shares Utilized in Computation
   of Income Per Common Share:
         Primary                   110,053,000          107,389,000
         Fully Diluted             124,327,000          124,166,000

                             PERCENTAGE OF REVENUES

                                    Three Months Ended March 31,
                                    ----------------------------
                                       1997               1996
                                    ---------           --------

Segment Revenues                       100.0%            100.0%
Cost of sales                           68.7%             69.4%
Selling & administrative expenses       18.3%             18.9%
Goodwill amortization                    1.2%              1.3%
Other(income)expense, net                0.1%             -0.7%
Interest expense                         2.2%              2.9%
                                     --------           -------
   Income Before Income Taxes            9.5%              8.2%
Income Taxes                             3.6%              3.4%
                                     --------           -------
   Net Income                            5.9%              4.8%
                                     ========           =======


(1) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($5.7 million in 1997 and $7.3 million in 1996, net of tax) was added back to net income in the computation of fully diluted earnings per share.


This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. See Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in Appendix A to the Company's Proxy Statement for the 1997 Annual Meeting of Shareholders.

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